Exhibit 99.01

Golfsmith Announces Second Quarter Fiscal 2009 Results

AUSTIN, July 30, 2009 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the second quarter of fiscal 2009 ended July 4, 2009.

Second Quarter Highlights:

•                  Net revenues were $114.8 million for the second quarter of fiscal 2009 as compared to net revenues of $130.0 million for the second quarter of fiscal 2008. Net revenues reflect a 9.5 percent decrease in comparable store sales and a 28.0 percent decrease in net revenues from its direct-to-consumer channel.

•                  Operating income totaled $8.3 million for the second quarter of fiscal 2009 compared to $10.4 million for the second quarter of fiscal 2008.

•                  Net income for the second quarter of fiscal 2009 totaled $6.8 million, or $0.42 per diluted share. This compares to net income of $8.6 million or $0.54 per diluted share for the second quarter of fiscal 2008.

•                  As of July 4, 2009, the Company had $28.0 million of outstanding borrowings under its credit facility, borrowing availability of $38.7 million, and total inventory of $93.1 million. This compares to $34.6 million of outstanding borrowings under its credit facility, $33.0 million of borrowing availability, and $101.1 million of inventory at June 28, 2008.  Average store inventory declined 3.5 percent at July 4, 2009 as compared to June 28, 2008.

•                  During the second quarter of fiscal 2009, the Company relocated two of its existing stores and closed one store due to an expiring lease.   The Company also signed a lease for a property in Irvine, California for the opening of a retail store in the fourth quarter of fiscal 2009.

Martin Hanaka, chairman and chief executive officer of Golfsmith commented, “Our second quarter results reflect a sequential improvement in comparable store sales and a year-over-year gross margin improvement.  We continue to closely manage expenses and inventory without sacrificing product availability and have made significant improvements from a year ago.  Looking ahead, we will continue to invest prudently in our customer experience initiatives and be innovative as we work with our vendors to drive traffic in the second half of the year, since we do expect overall trends in the golf industry to remain challenging. As the industry continues to consolidate, we believe our Company is positioned to capture additional market share, and we look forward to resuming our store growth plans in fiscal 2010.”

Year-to-Date Results

•                  Net revenues were $183.6 million for the six-month period ended July 4, 2009 as compared to net revenues of $209.2 million for the six-month period ended June 28, 2008. The decrease in total revenue was due to a 10.3 percent decrease in comparable store sales and a 26.7 percent decrease in net revenues from its direct-to-consumer channel.

•                  Operating income totaled $2.9 million for the six-month period ended July 4, 2009 as compared to operating income of $5.2 million for the six-month period ended June 28, 2008. The Company recorded a $0.5 million non-recurring charge, or $0.03 per diluted share, related to severance associated with organizational changes in this year’s first quarter. Operating results for the first quarter of fiscal 2008 included a $1.8 million non-recurring charge, or $0.11 cents per diluted share, related to the same.

•                  Net income totaled $1.7 million, or $0.10 per diluted share compared to net income of $3.1 million, or $0.20 per diluted share for the six-month period ended June 28, 2008.

Conference Call Information

The company will host a conference call today at 9:00 a.m. (eastern time) to discuss its second quarter fiscal 2009 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering passcode 7942913.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in its 73 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier-branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
	(unaudited)

Net revenues	$114,796,870	$129,994,600	$183,589,774	$209,230,096
Cost of products sold	74,719,386	85,310,115	120,741,824	137,385,721
Gross profit	40,077,484	44,684,485	62,847,950	71,844,375

Selling, general and administrative	31,650,261	34,167,492	59,468,190	66,503,326
Store pre-opening/closing expenses	175,054	81,223	523,280	109,367
Total operating expenses	31,825,315	34,248,715	59,991,470	66,612,693

Operating income	8,252,169	10,435,770	2,856,480	5,231,682

Interest income (expense), net	(314,723)	(706,515)	(791,863)	(1,694,214)
Other income (expense), net	(10,387)	(5,089)	46,363	1,472

Income before income taxes	7,927,059	9,724,166	2,110,980	3,538,940

Income tax expense	(1,145,355)	(1,152,744)	(455,589)	(410,517)

Net income	$6,781,704	$8,571,422	$1,655,391	$3,128,423

Net income per common share:
Basic	$0.42	$0.54	$0.10	$0.20
Diluted	$0.42	$0.54	$0.10	$0.20

Weighted average number of common shares outstanding:
Basic	16,061,194	15,973,033	16,046,689	15,906,124
Diluted	16,126,393	15,973,033	16,046,890	15,951,852

Golfsmith International Holdings, Inc.

Consolidated Balance Sheets

	July 4,	June 28,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,634,633	$5,664,315
Receivables, net	2,028,259	2,806,980
Inventories	93,096,713	101,052,822
Prepaid expenses and other current assets	13,072,353	11,383,530
Total current assets	113,831,958	120,907,647

Property and equipment:
Land and buildings	22,348,498	22,066,559
Equipment, furniture and fixtures	42,939,613	33,270,579
Leasehold improvements and construction in progress	40,870,509	37,400,657
	106,158,620	92,737,795
Less: accumulated depreciation and amortization	(48,562,444)	(34,388,792)
Net property and equipment	57,596,176	58,349,003

Tradename	11,158,000	11,158,000
Trademarks	13,972,251	13,972,251
Customer database, net	849,802	1,227,491
Debt issuance costs, net	328,316	492,476
Deferred tax assets, net	411,241	460,343
Other long-term assets	437,230	341,101
Total assets	$198,584,974	$206,908,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,595,934	$67,735,614
Accrued expenses and other current liabilities	16,197,309	18,039,179
Deferred tax liabilities, net	383,538	432,640
Total current liabilities	83,176,781	86,207,433

Deferred rent	15,020,545	11,879,477
Line of credit	27,967,000	34,603,152
Total liabilities	126,164,326	132,690,062

Total stockholders’ equity	72,420,648	74,218,250

Total liabilities and stockholders’ equity	$198,584,974	$206,908,312